HEADLINE:      Veterinary Centers of America Inc. agreement with Heinz Pet
               Products to become managing director of Vet's Choice

DATELINE:      SANTA MONICA, Calif.

BODY:

     Feb. 3, 1997--Veterinary Centers of America Inc. (NASDAQ/NM:VCAI) (VCA) Monday announced that effective Feb. 1, 1997, Heinz Pet Products, a division of H.J. Heinz, will assume the role of managing general partner of Vet's Choice, a partnership between VCA and Heinz Pet Products.

     VCA will continue to own 50.5 percent, a majority interest, and provide contracted management services for a fee. However, the day-to-day operations will be transferred to Heinz Pet Products. Heinz Pet Products has an option to purchase VCA's interest at the end of 1999, based on a fixed formula.

     Bob Antin, chairman of the board, chief executive officer and president of VCA, stated: "The change in the day-to-day management will take our relationship to a more productive level and help us accomplish some very significant objectives. First, VCA will be able to focus on its core businesses of owning and operating a very rapidly expanding network of animal hospitals and diagnostic clinical laboratories.

     "Second, we hope to enjoy more rapid sales growth because of Heinz Pet Products' expanded distribution nationwide and Heinz Pet Products' recent acquisition of Nature's Recipe and Martin Pet Food. We believe that VCA's investment in Vet's Choice will be enhanced by the change. Additionally, VCA will not be required to provide any future capital to maintain its current equity interest.

     "The restructuring of the partnership will change the accounting treatment of our ownership. VCA will no longer consolidate the revenue, losses or profits. VCA will recognize its capital gain (or loss) on the investment in the future."

     Veterinary Centers of America owns and operates a nationwide network of veterinary hospitals and veterinary clinical laboratories. The company currently provides goods and services to approximately 9,000 animal hospitals nationwide. In addition, VCA is a partner of Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ), which markets and distributes a complete line of specialty pet foods.

CONTACT:  Veterinary Centers of America Inc., Santa Monica
          Tom Fuller/Bob Antin, 310/392-9599